UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 16, 2010

NATIONAL COAL CORP.

(Exact name of registrant as specified in its charter)

Florida	0-26509	65-0601272
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8915 George Williams Road

Knoxville, Tennessee 37923

(Address of Principal Executive Offices/Zip Code)

(865) 690-6900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange ct (17 CFR 240.14d-2(B))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 16, 2010, National Coal Corp. was notified by The Nasdaq Stock Market that we are not in compliance with Nasdaq Marketplace Rule 5450(b)(3)(C) because the market value of our publicly held shares of common stock was less than $15 million for 30 consecutive business days. In accordance with Nasdaq Marketplace Rule 5810(c)(3)(D), we have 180 calendar days, or until December 13, 2010, to regain compliance. This notification has no effect on the listing of the Company’s common stock at this time.

To regain compliance with the minimum value of publicly held shares rule, the market value of the Company’s publicly held shares, based on the closing bid price of our common stock, must equal at least $15 million for a minimum of ten consecutive business days. If we do not regain compliance by December 13, 2010, the Nasdaq staff will notify us that our common stock will be delisted. In that event and at that time, we may appeal Nasdaq’s delisting determination to a Nasdaq Hearings Panel.

We previously announced that we were not in compliance with Nasdaq Marketplace Rule 5450(a)(1), the Minimum Bid Price Rule, because shares of our common stock had closed at a per share bid price of less than $1.00 for 30 consecutive business days. In accordance with Nasdaq Marketplace Rule 5810(c)(3)(A), we have until July 6, 2010 to regain compliance with the minimum bid price rule.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL COAL CORP.

Date: June 18, 2010	By:	/S/ LES WAGNER
Les Wagner
Acting Chief Financing Officer

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